QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
MAIDENFORM BRANDS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

154 Avenue E. Bayonne, NJ 07002 T. 201.436.9200

April 24, 2007

Dear Stockholders of Maidenform Brands, Inc.:

        You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Maidenform Brands, Inc., to be held at 11:00 a.m., Eastern Daylight time, on May 24, 2007 at the principal executive offices of the Company at 154 Avenue E, Bayonne, NJ 07002.

        Information concerning the matters to be considered and voted upon at the Annual Meeting is set forth in the attached Notice of 2007 Annual Meeting of Stockholders and Proxy Statement.

        It is important that your shares be represented at the 2007 Annual Meeting, regardless of the number of shares you hold and whether you plan to attend the meeting in person. Accordingly, please complete, sign and date the enclosed proxy card and return it as soon as possible in the accompanying envelope. This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

        Thank you for your continued support and we look forward to seeing you at the Annual Meeting.

Sincerely,
Thomas J. Ward Chief Executive Officer and Vice Chairman of the Board

maidenform® lilyette® flexees® sweet nothings® self expressions® rendezvous®

MAIDENFORM BRANDS, INC.
154 Avenue E
Bayonne, New Jersey 07002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 11:00 A.M. ON MAY 24, 2007

TO THE STOCKHOLDERS OF MAIDENFORM BRANDS, INC.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Maidenform Brands, Inc., a Delaware corporation (the "Company"), will be held at the principal executive offices of the Company at 154 Avenue E, Bayonne, NJ 07002 on Thursday, May 24, 2007 at 11:00 a.m. (Eastern Daylight time) for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

  (1)
  To elect seven directors to serve until the 2008 Annual Meeting of Stockholders or in each case until such director's successor shall have been duly elected and qualified;

  (2)
  To ratify the Audit Committee's appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 29, 2007; and

  (3)
  To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

        Only stockholders of record at the close of business on April 5, 2007 will be entitled to notice of, and to vote at, the Annual Meeting, and any adjournments or postponements thereof. The stock transfer books of the Company will remain open between the record date and the date of the Annual Meeting, and any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting, and any adjournments or postponements thereof, will be available for inspection at the Annual Meeting, and any adjournments or postponements thereof, and for a period of 10 days prior to the meeting during regular business hours at the offices of the Company listed above.

        All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting in person, your vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed Proxy Card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada. Should you receive more than one Proxy Card because your shares are registered in different names and addresses, each Proxy Card should be signed and returned to assure that all your shares will be voted. You may revoke your proxy in the manner described in the Proxy Statement at any time prior to it being voted at the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

By Order of the Board of Directors
Steven N. Masket
Bayonne, New Jersey April 24, 2007	Executive Vice President, General Counsel and Secretary

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

MAIDENFORM BRANDS, INC.

154 Avenue E
Bayonne, New Jersey 07002

PROXY STATEMENT

General

        This Proxy Statement is furnished to the stockholders of record of Maidenform Brands, Inc., a Delaware corporation ("Maidenform" or the "Company"), as of April 5, 2007, in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Thursday, May 24, 2007, and at any adjournments or postponements thereof. The Annual Meeting will be held at 11:00 a.m. (Eastern Daylight time) at the principal executive offices of the Company at 154 Avenue E, Bayonne, NJ 07002 (Tel: 201-436-9200). This Proxy Statement and the accompanying Proxy Card and Notice of Annual Meeting of Stockholders are first being mailed on or about April 25, 2007 to all stockholders entitled to vote at the Annual Meeting and at any adjournments or postponements thereof.

Voting

        The specific matters to be considered and acted upon at the Annual Meeting are:

    (i)
    the election of seven directors;

    (ii)
    the ratification of the Audit Committee's appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 29, 2007; and

    (iii)
    to act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

        These matters are described in more detail in this Proxy Statement.

        On April 5, 2007, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof, 22,981,057 shares of the Company's Common Stock were issued and outstanding. No shares of the Company's Preferred Stock, par value $0.01 per share, were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on April 5, 2007. Stockholders may not cumulate votes in the election of directors.

        The stock transfer books of the Company will remain open between the record date and the date of the Annual Meeting, and any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting, and any adjournments or postponements thereof, will be available for inspection at the Annual Meeting, and any adjournments or postponements thereof, and for a period of ten days prior to the meeting during regular business hours at the offices of the Company listed above.

        The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote). Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

2007 PROXY : 1 --

        If a quorum is present, the seven nominees who receive the greatest number of votes properly cast (in person or by proxy) will be elected as Directors. Neither abstentions nor broker non-votes will have any effect on the outcome of voting with respect to the election of directors.

        Proposals other than for the election of directors shall be approved by the affirmative vote of the holders of a majority of the shares of the Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will be counted towards the tabulations of votes cast on these proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether such a proposal has been approved.

        Under the General Corporation Law of the State of Delaware, stockholders are not entitled to dissenter's rights with respect to any matter to be considered and voted on at the Annual Meeting, and the Company will not independently provide stockholders with any such right.

Proxies

        If the enclosed Proxy Card is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If a signed and returned Proxy Card does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board, unless the authority to vote for the election of such directors is withheld. In addition, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposal 2 described in this Proxy Statement and as the proxy holders deem advisable for all other matters as may properly come before the Annual Meeting. You may revoke or change your proxy at any time before the Annual Meeting by filing with the Secretary of the Company, at the Company's principal executive offices at 154 Avenue E, Bayonne, New Jersey 07002, a notice of revocation or another signed Proxy Card with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

        The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the enclosed Proxy Card and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

        In order to be considered for inclusion in the Company's Proxy Statement and Proxy Card relating to the 2008 Annual Meeting of Stockholders, any proposal by a stockholder submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must be received by the Company at its principal executive offices in Bayonne, New Jersey, on or before December 26, 2007. Any such proposal must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission ("SEC"), including Rule 14a-8, in order for such proposal to be eligible for inclusion in our fiscal 2008 proxy statement.

        In addition, under the Company's bylaws, any proposal for consideration at the 2008 Annual Meeting of Stockholders submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if it is received by the Secretary of the Company at its principal executive offices between the close of business on November 27, 2007 and the close of business on December 27, 2007, and is otherwise in compliance with the requirements set forth in the Company's bylaws. If the date of the annual meeting is changed by more than 30 days from the anniversary date of the previous year's meeting, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The proxy solicited by the Board of Directors for the 2008 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

-- 2 : MAIDENFORM BRANDS, INC.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE—ELECTION OF DIRECTORS

General

        The Company's Amended and Restated Certificate of Incorporation provides for the annual election of directors. A director's term will be subject to the election and qualification of such director's successor, or the earlier death, resignation or removal of such director.

        The Board consists of seven persons, as follows:

        David B. Kaplan (39) has been Chairman of our Board of Directors since April 2005 and a director of Maidenform since May 2004. Mr. Kaplan has been a Senior Partner in the private equity group of Ares Management LLC, a Los Angeles based investment management firm. From 2000 through 2003, Mr. Kaplan was a Senior Principal of Shelter Capital Partners, LLC. From 1991 through 2000, Mr. Kaplan was affiliated with, and a Senior Partner of, Apollo Management, L.P., and its affiliates, where he served on various Boards of Directors including Allied Waste Industries, Inc., Dominick's Supermarkets Inc. and WMC Finance Co. Prior to that, Mr. Kaplan was an investment banker at Donaldson, Lufkin & Jenrette Securities Corp. Mr. Kaplan currently serves as the Chairman of the Board of Directors of Tinnerman Palnut Engineered Products, Inc., Co-Chairman of the Board of Directors of Orchard Supply Hardware Corporation and on the Boards of Directors of Kinetics Holdings LLC and Anchor Blue Retail Group, Inc. Mr. Kaplan also serves on the Board of Governors of Cedars-Sinai Hospital and the Board of Trustees of the Center for Early Education. Mr. Kaplan received a M.A. in Finance, graduating with High Distinction, Beta Gamma Sigma, from the University of Michigan School of Business Administration.

        Thomas J. Ward (60) has been our Chief Executive Officer and a director since July 2001. He served as Chairman of the Board of Directors from May 11, 2004 until April 2005, at which time our Board of Directors determined that it would be preferable, in anticipation of becoming a publicly-traded company, to have a non-executive Chairman. Mr. Ward currently serves as our Vice Chairman of the Board of Directors. From July 2001 until May 2004, Mr. Ward was also President of Maidenform, Inc. Prior to joining us, Mr. Ward served as Chairman of Thomas Ward Associates, LLC, consulting with the Coles Group, one of Australia's largest retailers, from March 2001 to August 2001. Prior to that, Mr. Ward spent 31 years with Westpoint Stevens, Inc., where he held various positions including President and Chief Operating Officer from 1997 to 2000. Mr. Ward is a member of the Board of Trustees and Treasurer of Marist College, a member of the board of the education foundation for the fashion industries at Fashion Institute of Technology, State University of New York, and a director of the American Apparel and Footwear Association. Mr. Ward received a B.A. in Business from Marist College and attended Drexel University Business School.

        Norman Axelrod (54) has been a director of Maidenform since September 2004. Mr. Axelrod, through his consulting entity, NAX 18, LLC, provides consulting services to certain entities related to Ares Management LLC. Mr. Axelrod was Chief Executive Officer and Chairman of the Board of Directors of Linens 'n Things, Inc. until its acquisition in February, 2006. Mr. Axelrod joined Linens 'n Things as Chief Executive Officer in 1988 and was elected to the additional position of Chairman of the Board in 1997. From 1976 to 1988, Mr. Axelrod held various management positions at Bloomingdale's, ending with Senior Vice President, General Merchandise Manager. Mr. Axelrod also serves on the Board of Directors of Reebok International Ltd. and Jaclyn, Inc. Mr. Axelrod received a B.S. in Management and Marketing from Lehigh University and an M.B.A. from New York University.

        Harold F. Compton (59) has been a director of Maidenform since April 7, 2006. Mr. Compton most recently served as President and Chief Executive Officer, CompUSA Inc. He joined CompUSA in 1994 as Executive Vice President—Operations, becoming COO in January 1995 and President/CompUSA Stores in July 1996. In March 2000, he became President and Chief Executive Officer, CompUSA Inc. Prior to joining CompUSA, he served as President and COO of Central Electric Inc., (1993—1994). Previously, he served as Executive Vice President—Operations and Human Resources, and Director of Stores for HomeBase (1989—1993), Senior Vice President—Operations, and Director of Stores for Roses

2007 PROXY : 3 --

Discount Department Stores (1986—1989), and held various management positions including Store Manager, District Manager, Regional Vice President and Zone Vice President for Zayre Corporation for 21 years (1965—1986). Mr. Compton served on the Board of Directors of Linens 'N Things, Inc. until its acquisition in February, 2006. Mr. Compton was named to the Board of Directors for IceWeb, Inc. in June 2005. Mr. Compton was also Co-Chairman and a 25.5% owner of the Country Sampler Stores, LLC, which filed for bankruptcy under Chapter 7 of the Federal Bankruptcy Code in 2006.

        Barbara Eisenberg (61) has been a director of Maidenform since February 2005. Ms. Eisenberg is currently Executive Vice President, General Counsel and Corporate Secretary of Ann Taylor Stores Corp. and a Member of the Ann Taylor Corporate Executive Committee. Before joining Ann Taylor, Ms. Eisenberg was Senior Vice President, General Counsel and Corporate Secretary of J. Crew Group, Inc. from 1999 to 2001 and was Vice President, General Counsel and Corporate Secretary from 1998 until then. Prior to that, Ms. Eisenberg was Vice President, Associate General Counsel and Corporate Secretary at Burlington Industries, Inc. Ms. Eisenberg currently serves as a Member of the Board of Visitors of Columbia University School of Law. Ms. Eisenberg received a B.A. in International Relations from Barnard College and a J.D. from Columbia University School of Law.

        Karen Rose (58) has been a director of Maidenform since January 2005. Ms. Rose is currently a business consultant. Ms. Rose was Group Vice President and Chief Financial Officer of The Clorox Company from December 1997 until her retirement in October 2003. Prior to that, Ms. Rose held various management positions including Director of Finance, Household Products Company and Vice President and Treasurer since joining Clorox in 1978. Ms. Rose currently serves on the Board of Directors of Bare Escentuals, Inc., is a member of the Board of Trustees of the California College of the Arts and a member of the Board of Visitors of the Pathways to Learnings Project of the University of Wisconsin. Ms. Rose received a B.A. in History from the University of Wisconsin and an M.B.A. in Finance from The Wharton School at the University of Pennsylvania.

        Adam L. Stein (31) has been a director of Maidenform since May 2004. Mr. Stein is a Principal in the private equity group of Ares Management LLC, a Los Angeles based investment management firm. In September 2000, Mr. Stein joined Ares Management LLC from Merrill Lynch & Co. At Merrill Lynch, Mr. Stein was an investment banker in the Global Leveraged Finance Group. Mr. Stein is a member of the boards of directors of Anchor Blue Retail Group, Inc. and Marietta Corporation. Mr. Stein received a B.B.A. in Business Administration with a concentration in Finance, graduating with distinction, from Emory University's Goizueta Business School.

        Each of the directors listed above has agreed to serve, if elected, and management has no reason to believe that they will be unavailable to serve. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of each of the directors listed above. The proxies solicited by this Proxy Statement cannot be voted for a greater number of persons than the number of nominees named.

Required Vote

        The directors shall be elected by the affirmative vote of a plurality of the shares of the Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote in the election of directors. Pursuant to applicable Delaware law, abstentions and broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTORS LISTED ABOVE.

-- 4 : MAIDENFORM BRANDS, INC.

CORPORATE GOVERNANCE

Role of the Board

        Our business is managed under the direction of the Board of Directors. The Board of Directors has adopted Corporate Governance Guidelines outlining its duties. These guidelines can be viewed at the "Investor Relations—Governance" section of our website at www.maidenformbrands.com.

        The Board of Directors meets regularly to review significant developments affecting the company and to act on matters requiring Board of Directors approval. The Board of Directors held five meetings and acted by unanimous written consent on three occasions during the fiscal year ended December 30, 2006 (the "2006 Fiscal Year"). Board members are expected to make attendance at board and committee meetings a priority and to participate actively in the meetings. Combined attendance at board and committee meetings in the 2006 Fiscal Year was more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served, during the period for which each such director served.

Executive Sessions

        In general, the Board of Directors holds executive sessions of all directors who are not members of the company's management following each regularly scheduled in-person meeting of the Board of Directors. Executive sessions do not include any employee directors of the Company. At each of its meetings in 2006, the Board of Directors met in executive session of non-employee directors. The Board of Directors also holds executive sessions of the independent directors at least once a year. Mr. Kaplan has been appointed presiding director for each of the executive sessions of all of the non-management directors by the Board of Directors. The position of presiding director at executive sessions of the directors who are "independent" under the current listing standards of the New York Stock Exchange (the "NYSE") rotates among those independent non-employee directors.

Board Attendance at Annual Meetings

        Board members are invited to attend the Company's annual meetings but they are not required to do so. The Company reimburses the travel expenses of any director who travels to attend the annual meetings. Mses. Eisenberg and Rose and Messrs. Compton, Kaplan and Ward attended the 2006 Annual Meeting of Stockholders.

Director Independence

        Our Board of Directors has determined that four of our seven directors, Mses. Eisenberg and Rose and Messrs. Axelrod and Compton, currently meet the independence requirements of the NYSE, and the applicable rules and regulations of the SEC. Based upon information requested from each director concerning his or her background, employment and affiliations, the Board of Directors has affirmatively determined that none of such directors has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). In assessing independence, the Board of Directors considered all relevant facts and circumstances known to it, including the materiality of any direct or indirect relationship between the Company and the director.

Board Committees and Meetings

        The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. In the 2006 Fiscal Year, each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the

2007 PROXY : 5 --

Board on which such director served (in each case for meetings held during the period in the 2006 Fiscal Year for which such director served).

        The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of our independent registered public accounting firm; the scope of the annual audits as well as the results of the annual audits; approving audit and non-audit services provided to us by the independent registered public accounting firm as well as the fees for such services; the organization and scope of our internal system of audit, financial and disclosure controls; our financial reporting activities, including our annual report, and the accounting standards and principles followed; the performance of our independent registered public accounting firm; and the accounting practices of Maidenform. In addition, the Audit Committee performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. The members of the Audit Committee are currently Mr. Compton and Mses. Eisenberg and Rose (Chair). Each member of the Audit Committee is independent, as independence is defined for purposes of Audit Committee membership by the listing standards of the NYSE and the applicable rules and regulations of the SEC. The Audit Committee held eleven meetings and acted by unanimous written consent on one occasion during the 2006 Fiscal Year.

        The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements, including Maidenform's balance sheet, statement of operations and statement of cash flows, as required by the NYSE rules. In addition, the Board has determined that Ms. Rose is a "financial expert" as defined by the SEC.

        The Compensation Committee of the Board of Directors recommends reviews and oversees the salaries, bonuses, benefits and long-term incentive plans for our employees, consultants, directors and other individuals whom we compensate. The Compensation Committee also administers our compensation plans. The members of the Compensation Committee are currently Messrs. Axelrod (Chair) and Compton and Ms. Rose. The Board of Directors has determined that each member of the Compensation Committee is "independent" according to the rules and regulations of the NYSE and is a "non- employee director" for purposes of Section 16 of the Exchange Act. The Compensation Committee held four meetings and acted by written consent on two occasions during the 2006 Fiscal Year.

        The Nominating and Governance Committee of the Board of Directors selects nominees for director positions to be recommended by our Board of Directors for election as directors and for any vacancies in such positions. The Nominating and Governance Committee oversees the evaluation of our Board of Directors and management, as well as develops and recommends to our Board of Directors a set of Corporate Governance Guidelines and a Code of Business Conduct and Ethics for our Company. The members of the Nominating and Governance Committee are currently Mses. Rose and Eisenberg (Chair) and Mr. Axelrod. The Board of Directors has determined that each member of the Nominating and Governance Committee is independent. The Nominating and Governance Committee held three meetings and acted by written consent on one occasion during the 2006 Fiscal Year.

        The Nominating and Governance Committee will consider nominees recommended by our stockholders in the same manner as nominees recommended by other sources. Stockholders wishing to bring a nomination for a director candidate at a stockholders meeting must give written notice to Maidenform's Corporate Secretary, pursuant to the procedures set forth under "Communicating with the Board of Directors" and subject to the deadline set forth under "Deadline for Stockholder Proposals." The stockholder's notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC and Maidenform's bylaws. Our bylaws can be accessed in the "Investor Relations—Governance" section of our website at www.maidenformbrands.com.

        Our Board of Directors may from time to time establish other committees as it deems necessary or appropriate.

-- 6 : MAIDENFORM BRANDS, INC.

Director Compensation Table

        The following table provides compensation information for the one year period ended December 30, 2006 for each member of our Board of Directors (1):

Name of Director(2)	Fees Earned or Paid in Cash ($)	Option Awards ($)(3)(4)	Total ($)
Norman Axelrod	$30,000	$155,440	$185,440
Harold F. Compton(5)	15,000	37,736	52,736
Barbara Eisenberg	30,000	154,647	184,647
Karen Rose	40,000	154,464	194,464
David B. Kaplan	—	—	—
Adam L. Stein	—	—	—

(1)
The columns for "Stock Awards", "Non-Equity Incentive Plan Compensation", "Change in Pension Value and Nonqualified Deferred Compensation Earnings" and "All Other Compensation" have been omitted because there is no compensation required to be reported in those columns.
(2)
As of December 30, 2006, Messrs. Axelrod and Compton and Mses. Eisenberg and Rose each had options outstanding for an aggregate of 36,574 shares of common stock of the Company, which were granted on September 8, 2004, April 7, 2006, February 15, 2005 and February 8, 2005, respectively.
(3)
Amounts represent the expense recognized in our consolidated statements of operations for service-based options granted in 2004, 2005 and 2006, calculated in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 123R which was allocated to service provided by the non-employee director in 2006. See Note 16 "Stock Option Plans," to our consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended December 30, 2006 for the assumptions made for valuing stock-based compensation under SFAS No. 123R. In calculating this amount, no estimate was made for potential forfeitures.
(4)
The options vest 33.33% on the first, second and third anniversaries of the grant date.
(5)
Harold F. Compton was appointed to the Board on April 7, 2006. His fees were paid at a rate of $30,000 per year for 2006.

        Directors who are also employees of Maidenform or one of our stockholder affiliates receive no additional compensation for their services as directors. As a result, Messrs. Ward, Kaplan and Stein received no compensation for their services as members of the Board of Directors of our Company. In addition, all directors are reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings.

Communication with the Board of Directors

        In order to communicate with the Board of Directors as a whole, with non-employee directors or with specified individual directors, correspondence may be directed to Maidenform Brands, Inc. at 154 Avenue E, Bayonne, New Jersey 07002, Attention: Corporate Secretary. All such correspondence will be forwarded to the appropriate director or group of directors. The Corporate Secretary has the authority to discard or disregard any communication that is unduly hostile, threatening, illegal or otherwise inappropriate.

Corporate Governance Documents

        The Board has adopted a Code of Conduct that applies to all officers, directors and employees, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Copies of our certificate of incorporation and bylaws, the charters of our Board's Audit Committee, Compensation Committee and Nominating and Governance Committee, as well as copies of our Corporate Governance Guidelines, Code of Conduct and Code of Ethics for the Chief Executive Officer and Senior Financial Officers, together with any amendments to, or waivers under, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, can be accessed in the "Investor Relations—Governance" section of our website, www.maidenformbrands.com, or obtained, free of charge, by writing to Maidenform Brands, Inc., 154 Avenue E, Bayonne, New Jersey 07002, Attention: Investor Relations.

2007 PROXY : 7 --

OWNERSHIP OF SECURITIES

        The following table sets forth information with respect to the beneficial ownership of our outstanding Common Stock as of April 5, 2007, by:

  •
  each person or group of affiliated persons whom we know to beneficially own more than five percent of our Common Stock based upon the most recently filed Schedule 13G with respect to each such holder;

  •
  each of our named executive officers;

  •
  each of our directors and director nominees; and

  •
  our directors and executive officers as a group.

        The following table gives effect to the shares of Common Stock issuable within 60 days of April 5, 2007 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 22,981,057 shares of Common Stock outstanding at April 5, 2007. Unless otherwise indicated, (i) the persons named in the table directly own the shares and have sole voting and sole investment control with respect to all shares beneficially owned; and (ii) have an address c/o Maidenform Brands, Inc. 154 Avenue E, Bayonne, NJ 07002.

Name and Address	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
5% Stockholders
Ares Corporate Opportunities Fund, L.P. (1)	3,737,351	16.3%
Barclays Global Investors, NA. (2)	1,553,596	6.8%
Putnam, LLC (3)	1,184,480	5.2%
Directors and Named Executive Officers
Thomas J. Ward (4)	962,227	4.2%
Maurice S. Reznik (5)	277,650	1.2%
Dorvin D. Lively (6)	103,821	*
Steven N. Masket (7)	76,511	*
David B. Kaplan (8)	—	—
Norman Axelrod (9)	24,382	*
Harold F. Compton (10)	12,192	*
Barbara Eisenberg (11)	24,382	*
Karen Rose (12)	26,382	*
Adam L. Stein (13)	—	—
All Directors and Executive Officers as a Group (10 persons)	1,507,547	6.6%

*
Less than 1%.

(1)
Reflects shares owned by Ares Corporate Opportunities Fund, L.P. ("ACOF"). The general partner of ACOF is ACOF Management, L.P., which is indirectly owned by Ares Management LLC, which, in turn, is directly and indirectly owned by Ares Partners Management Company LLC. Each of the foregoing entities (collectively, the "Ares Entities") and the partners, members and managers thereof, other than ACOF, disclaims beneficial ownership of the shares owned by ACOF, except to the extent of any pecuniary interest therein. The address of the Ares Entities is 1999 Avenue of the Stars, Suite 1900, Los Angeles, CA 90067.

(2)
Based solely on a Schedule 13G filed with the Securities and Exchange Commission on January 23, 2007, reporting beneficial ownership as of December 31, 2006 by Barclays Global Investors, NA. (1,338,442 shares in the aggregate,

-- 8 : MAIDENFORM BRANDS, INC.

  1,274,743 shares of which it holds sole voting power) and Barclays Global Fund Advisors (215,154 shares). These entities report their ownership as a group and are, collectively, the beneficial owners of 1,553,596 shares of common stock. The address of both entities is 45 Fremont Street, San Francisco, CA 94105.

(3)
Based solely on information contained in a Schedule 13G filed with the SEC on February 13, 2007, Putnam, LLC
d/b/a Putnam Investments (PI), which is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (M&MC), wholly owns two registered investment advisers: Putnam Investment Management, LLC. (PIM), which is the investment adviser to the Putnam family of mutual funds and The Putnam Advisory Company, LLC. (PAC), which is the investment adviser to Putnam's institutional clients. Both subsidiaries have dispository power over the shares as investment managers, but each of the mutual fund's trustees have voting power over the shares held by each fund, and The Putnam Advisory Company, LLC. has shared voting power over the shares held by the institutional clients. Pursuant to Rule 13d-4, M&MC and PI declare that the filing of this Schedule 13G shall not be deemed an admission by either or both of them that they are, for the purposes of Section 13(d) or 13(g) the beneficial owner of any securities covered by this Section 13G, and further state that neither of them have any power to vote or dispose of, or direct the voting or disposition of, any of the securities covered by this Schedule 13G. The address of PI, PIM and PAC is One Post Office Square, Boston, Massachusetts 02109. The address of M&MC is 1166 Avenue of the Americas, New York, NY 10036.

(4)
All of these shares are issuable upon the exercise of options. Excludes 433,954 shares issuable upon the exercise of options that do not vest within 60 days of April 5, 2007.

(5)
All of these shares are issuable upon the exercise of options. Of those reflected in the table, 85,721 are discount options that pursuant to an amendment to comply with Internal Revenue Code (IRC) Section 409A are not currently exercisable. Excludes 141,971 shares issuable upon the exercise of options that do not vest within 60 days of April 5, 2007.

(6)
5,600 shares are owned by Mr. Lively and the balance are issuable upon the exercise of options. Of those options reflected in the table, 42,860 are discount options that pursuant to an amendment to comply with IRC Section 409A are not currently exercisable. Excludes 123,221 shares issuable upon the exercise of options that do not vest within 60 days of April 5, 2007.

(7)
All of these shares are issuable upon the exercise of options. Of those reflected in the table, 22,859 are discount options that pursuant to an amendment to comply with IRC Section 409A are not currently exercisable. Excludes 45,359 shares issuable upon the exercise of options that do not vest within 60 days of April 5, 2007.

(8)
Mr. Kaplan is associated with the private equity group of Ares Management LLC and is a member of Ares Partners Management Company LLC, both of which are affiliates of ACOF. Mr. Kaplan disclaims beneficial ownership of the shares owned by ACOF, except to the extent of any pecuniary interest therein.

(9)
All of these shares are issuable upon the exercise of options. Of those reflected in the table, 12,190 are discount options that pursuant to an amendment to comply with IRC Section 409A are not currently exercisable. Excludes 12,192 shares issuable upon the exercise of options that do not vest within 60 days of April 5, 2007.

(10)
All of these shares are issuable upon the exercise of options. Excludes 24,382 shares issuable upon the exercise of options that do not vest within 60 days of April 5, 2007.

(11)
All of these shares are issuable upon the exercise of options. All of the options reflected in the table are discount options that pursuant to an amendment to comply with IRC Section 409A are not currently exercisable. Excludes 12,192 shares issuable upon the exercise of options that do not vest within 60 days of April 5, 2007.

(12)
2,000 shares are indirectly beneficially owned by Ms. Rose by means of a trust for the benefit of Ms. Rose and her family. The balance are issuable upon the exercise of options. All of the options reflected in the table are discount options that pursuant to an amendment to comply with IRC Section 409A are not currently exercisable. Excludes 12,192 shares issuable upon the exercise of options that do not vest within 60 days of April 5, 2007.

(13)
Mr. Stein is associated with the private equity group of Ares Management LLC, an affiliate of ACOF. Mr. Stein disclaims beneficial ownership of the shares owned by ACOF, except to the extent of any pecuniary interest therein.

2007 PROXY : 9 --

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Strategy

        The compensation program rewards team accomplishments while promoting individual accountability. Compensation depends in significant measure on Company financial results, but business results and individual accomplishments are also very important factors in determining each executive's compensation. The Company has a robust planning and goal-setting process that is fully integrated into the compensation system, enhancing a strong relationship between individual efforts, Company results, and financial rewards.

        A major portion of total compensation is placed at risk through annual and long-term incentives. In light of the size of the stock option grants made at the time of the initial public offering in 2005, as shown in the Summary Compensation Table, there were no new equity awards granted to named executive officers in 2006.

        In addition to providing competitive compensation programs that are commensurate with performance, we seek to promote a long-term commitment to the Company by our senior executives. We believe that there is great value to the Company in having a team of long-tenured, seasoned managers. Our team-focused culture and management processes are designed to foster this commitment. In addition, the vesting schedules attached to option awards (25% per year over 4 years, time-based vesting) reinforce this long-term orientation.

Compensation Philosophy and Objectives

        Maidenform operates in a highly dynamic, competitive and challenging industry, and its compensation program is designed to attract, retain, motivate and reward a top performing management team. The Company is committed to achieving long-term sustainable growth and increasing stockholder value. Executive compensation opportunities are strongly linked to ensure these commitments are maintained, and to encourage strong financial performance annually and long-term.

        Specifically, the compensation program is based upon these principles:

  •
  To provide annual and long-term incentives on a "pay for performance" basis directly linked to accomplishment of specific results in support of the Company's mission and strategic objectives;

  •
  To reaffirm management's commitment to stockholder value by providing a significant portion of total compensation in the form of equity earned on a performance basis and by encouraging long-term ownership of Company stock;

  •
  To provide rewards to employees of sustained high performance that exceed the rewards provided to employees in similar positions of lesser performance;

  •
  To ensure the compensation paid to the Company's named executive officers, to the extent practicable, qualifies as performance based and therefore deductible for federal income tax purposes under IRC Section 162(m), unless there is a valid reason in the judgment of the Committee to forego tax deductibility;

  •
  To ensure all compensation is reflective of performance evaluation through effective goal setting and metrics to measure results for both individuals as well as the Company.

        Our compensation package offers a combination of annual base salary, a cash incentive based upon corporate and individual performance for both net sales growth and profitability, and a long-term equity program that rewards creation of stockholder value.

-- 10 : MAIDENFORM BRANDS, INC.

Purpose

        The purpose of our compensation program design is to provide the Company with a competitive advantage in the marketplace in attracting and retaining world-class talent. Our compensation program is designed to drive a performance-based culture, one that rewards successful short-term strategies that drive long-term value for the stockholder. Therefore, both short-term and long-term incentive programs are a critical component of the plan.

        Annual incentive compensation is payable only when certain thresholds established annually for both individual performance as well as Company performance, are attained, and are paid out in March of each year, following the determination of the previous year's financial results. Annual incentives are calculated as a percentage of base salary. The targeted percentage for the annual incentive award for each participant is determined based upon the level of the position and the degree to which it impacts the business.

        Pay levels for executives are determined based on a number of factors, including the individual's roles and responsibilities within the Company, the individual's experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole. The Compensation Committee is responsible for approving pay levels for the named executive officers. In determining the pay levels, the Compensation Committee considers all forms of compensation and benefits, using tools such as wealth creation tally sheets to review the total value delivered through all elements of pay and the potential future value of the Compensation Committee's current compensation decisions.

Role of the Compensation Committee

        General

        The Compensation Committee of the Board of Directors provides overall guidance for our executive compensation policies and determines the amounts and elements of compensation for our named executive officers. The Company's executive compensation programs are approved and administered by the Compensation Committee. Working with management and an independent compensation consultant, the Compensation Committee has approved a compensation strategy that rewards performance and reinforces a culture that the Compensation Committee believes will drive long-term success. The Compensation Committee's function is more fully described in its charter, which has been approved by our Board of Directors. The charter is available on our Internet website at www.maidenformbrands.com, under the Investor Relations-Corporate Governance section as well as by mail upon request.

        The Compensation Committee currently consists of three members of our Board of Directors, Messrs. Axelrod (Chair) and Compton and Ms. Rose, all of whom are "independent" as defined by the listing qualifications of the NYSE and the applicable rules and regulations of the SEC.

        The Compensation Committee meets typically quarterly just prior to the Board of Directors meeting. In 2006, the Committee set the base compensation for named executive officers, approved the annual incentive compensation payments for fiscal 2005 based upon the level of achievement of goals previously set for that calendar year; and approved the corporate goals for the 2006 Fiscal Year under the 2005 Annual Incentive Plan as well as the individual goals for the named executive officers. In addition, the Compensation Committee amended certain stock options considered discounted options that were granted prior to our initial public offering to make them compliant with Internal Revenue Code Section 409A.

        When considering decisions concerning the compensation of executives other than the Chief Executive Officer, the Compensation Committee asks for our Chief Executive Officer's recommendations, including his detailed evaluation of each executive's performance. No executive has a role in determining or recommending compensation for outside directors.

2007 PROXY : 11 --

        Use of Outside Advisors

        In 2006, subsequent to the decisions made regarding 2006 compensation, the Compensation Committee engaged the services of Steven Hall & Partners, a nationally recognized compensation consulting firm to advise on compensation for the 2007 fiscal year. This consultant reports to the Compensation Committee, and has done no other work for the Company. The compensation consultant provides advice on the alignment of executive compensation practices with the Company's financial goals, overall program design, analysis of executive packages and contracts, industry trends in compensation practices, and comparative data necessary to evaluate the Company's current practices.

        The Compensation Committee has the ultimate authority to retain, terminate and set the terms of the Company's relationship with any outside advisors who assist the Committee in carrying out its responsibilities.

Elements of Executive Compensation

        We utilize the particular elements of compensation described above because we believe that it provides a well-proportioned mix of fixed and at-risk compensation which produces short-term and long-term performance incentives and rewards aligned with stockholders interests. By following this approach, we seek to motivate our named executive officers to focus on business metrics that will produce a high level of performance for the Company and long-term wealth creation for the executive, as well as minimize the risk of recruitment of top executive talent by competitors. The mix of metrics used for the annual bonus plan and the Stock Incentive Plan likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance.

        Base Compensation

        The Compensation Committee annually reviews and establishes the base salaries of named executive officers, including the Chief Executive Officer. In determining the appropriate level of base compensation, the Compensation Committee considers the executive's position and responsibilities, the executive's individual performance, Company performance, historical compensation, and demonstrated leadership. In order to provide for a uniform annual review date for all of our named executive officers, their salaries were reviewed and adjusted effective March 15 with the intention of making March 15 the annual review date, prospectively. The 2006 salaries of the named executive officers were increased by an average of 3.0% over the then existing rates of base pay. Salary increases for named executive officers are generally consistent with those of other management employees.

        Annual Performance Bonus

        Annual performance bonuses are designed to motivate employees to continuously improve Company performance by aligning a portion of their compensation with the Company's key business and financial targets. This annual performance bonus for named executive officers is a cash payment based upon corporate and individual targets established early in the applicable year. For 2006, the corporate target was operating income.

        Bonuses are paid in cash after the end of the performance period in which they are earned, as determined by the Compensation Committee, but not later than two and one-half months after the expiration of the fiscal year in which the performance period with respect to which the bonus is earned ends. Unless otherwise determined by the Compensation Committee, no bonus or pro rata portion is paid to any individual whose employment has ceased prior to the end of that performance period.

        Eighty percent of an individual's annual performance bonus is based upon corporate goals; twenty percent is based upon individual goals. Each year, the Company sets the corporate goal for the Company with a range of achievement from 16% to 200%. The individual incentives can be achieved within a range of 0%-100%, with none payable unless the operating income for the 2006 Fiscal Year reaches a minimum level. For the 2006 Fiscal Year, the Company adopted an operating income target as its corporate goal whereas in prior years the corporate incentive compensation target

-- 12 : MAIDENFORM BRANDS, INC.

had been based upon adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). For 2006, the operating income target (at 100% achievement) was $50.1 million, which was 111% of the actual 2005 adjusted operating income. The operating income target which would provide the maximum 200% bonus level in 2006, was set at 140% of the actual 2005 adjusted operating income. For 2006, the target bonus levels for each of the named executive officers, expressed as a percentage of base pay, were 100% for each of Messrs. Ward and Reznik, 75% for Mr. Lively and 50% for Mr. Masket. As a result, the maximum bonus amount payable to each named executive officer would be 180% for Messrs. Ward and Reznik, 105% for Mr. Lively and 70% for Mr. Masket, in each case of the named executive officer's salary. The individual goals were based upon a variety of performance metrics, including EPS, shipment performance, net sales growth and performance to budget. The operating targets were exceeded so that the operating income portion of the bonus was achieved at the 134.7% level. Personal goals were achieved at varying levels from 84%-87.5%.

        Long-Term Incentives

        The Company and the Compensation Committee believe that equity-based awards are an important factor in aligning the long-term financial interest of the named executive officers and stockholders. The Compensation Committee continually evaluates the use of equity-based awards and intends to continue to use such awards in the future as part of designing and administering the Company's compensation program. The Compensation Committee may grant equity incentives under the Company's 2005 Stock Incentive Plan in the form of stock options (non-qualified or incentive stock options), stock appreciation rights, restricted stock, performance shares and other stock-based awards (including, without limitation, restricted stock units (RSUs) and deferred stock units). Historically, all such long-term incentive grants have been in the form of non-qualified stock options. All such grants have been issued on the date they were approved by the Compensation Committee, except for new hires, whose grant date, prior to October 2006, was the first day of their employment which followed Compensation Committee approval. In October 2006, the Committee determined that prospectively, for new hires, their grant date should be the first business day of the month following the first day of their employment. The exercise price for stock options is the last sales price reported for the Common Stock as reported on the NYSE in the United States on which it is then traded on the trading day immediately prior to the date on which the Award is granted. Historically, the Compensation Committee has granted stock options, which vest in four equal annual installments beginning on the first anniversary of the grant date. The Compensation Committee has not granted other stock-based awards in the past.

        In consideration of stock option grants made at the time of the initial public offering in 2005 and grants made upon the hire of new senior employees in 2006, the Compensation Committee determined not to make annual equity awards in 2006. In the future, the Compensation Committee expects to evaluate the mix of stock options, restricted stock and other stock-based awards to emphasize the preservation of stockholder values generated in recent years while providing significant incentives for continuing growth in stockholder value.

        The Compensation Committee delegates administrative aspects of stock option grants to management.

        Other Benefits and Perquisites

        The Company's executive compensation program also includes other benefits and perquisites. These benefits include annual matching contributions to named executive officers' 401(k) plan accounts, Company-paid medical benefits, group term life insurance coverage and an auto allowance. Through 2006, these benefits also included a benefit accrual under a defined benefit pension plan, which plan was frozen as to participation and benefit accrual on January 1, 2007. The Company annually reviews these other benefits and perquisites and makes adjustments as warranted based on competitive practices, the Company's performance and the individual's responsibilities and performance.

2007 PROXY : 13 --

        Post-Termination Compensation and Benefits

        A description of termination events that trigger post termination pay and benefits for our named executive officers can be found in the section of this proxy statement entitled Employment Agreements with Named Executive Officers. Certain stock options are subject to vesting earlier than the time-based schedule in the event of the sale of the Company to an unrelated third party. In addition, under certain circumstances described in the section of this proxy statement entitled Employment Agreements with Named Executive Officers and quantified in the Executive Compensation Tables, stock options granted to Messrs. Ward and Reznik may vest earlier than the time-based schedule based upon the occurrence of certain specified events.

Compensation Committee Discretion

        Although the employment agreements with our named executive officers generally provide that they will be eligible to receive a bonus up to a specified level of base salary, the Compensation Committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Company performance shortfalls. Likewise, the Compensation Committee retains the discretion to increase payouts and/or consider special awards for significant achievements, including but not limited to superior asset management, investment or strategic accomplishments and/or consummation of acquisitions, divestitures, or capital improvements to existing properties.

Conclusion

        After careful review and analysis, we believe that each element of compensation and the total compensation provided to each of our named executive officers is reasonable and appropriate. The value of the compensation payable to the named executive officers is significantly tied to our performance and the return to our stockholders. We believe that our compensation programs will allow us to attract and retain a top performing management team in order to help us grow as we look ahead.

Impact of Tax and Accounting

        The Compensation Committee reviews and considers the various tax and accounting implications of compensation vehicles adopted by the Company.

        When determining amounts of equity-based grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Statement of Financial Accounting Standards No. 123R, "Share-Based Payments," grants of stock options and other share-based payments result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued, which is amortized over the requisite service period, or vesting period of the instruments. The Compensation Committee also carefully considers the impact of using market conditions (e.g., share price or total stockholder return) as a performance metric under the 2005 Stock Incentive Plan, mindful of the fact that if the condition is not achieved, the accounting charge would not be reversible.

        Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by a publicly-held company to $1,000,000 per individual named executive officer per year. This limitation generally does not apply to performance-based compensation under a plan that is approved by the stockholders of a company that also meets certain other technical requirements. The Company's 2005 Stock Incentive Plan and 2005 Annual Performance Bonus Plan were approved by stockholders upon adoption prior to the Company's initial public offering and therefore awards under both plans are exempt from Section 162(m) during the reliance period under applicable regulations. With respect to each plan, this reliance period ends upon the earlier of: (i) the first meeting of stockholders at which directors are to be elected that occurs after December 31, 2008; or (ii) the date such plan is materially amended. The Compensation Committee intends to utilize performance-based compensation programs that meet the deductibility requirements under Section 162(m). However, the Compensation Committee may approve compensation that may not be deductible if the

-- 14 : MAIDENFORM BRANDS, INC.

Committee determines that such compensation is in the best interests of the Company which may include for example, the payment of certain non-deductible compensation necessary in order to attract and retain individuals with superior talent.

        Another section of the Internal Revenue Code, Section 409A, affects the manner by which deferred compensation opportunities are offered to our named executive officers. Section 409A requires that "nonqualified deferred compensation" be structured in a manner that limits employees' abilities to accelerate or further defer compensation under certain circumstances. We restructured certain stock options granted prior to our initial public offering that are considered to be deferred compensation in a manner intended to comply with Section 409A. With respect to our other arrangements subject to Section 409A, we intend to continue to use the transition period provided by the Internal Revenue Service to review and amend our arrangements where necessary to comply with Section 409A.

Compensation Committee Report

        Based on the Compensation Committee's review and discussions with management of the Company, the Compensation Committee recommended to the Board of Directors that the Company's Compensation Discussion & Analysis be included in the Company's Proxy Statement prepared in connection with the 2007 Annual Meeting and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 30, 2006.

        Submitted by the Compensation Committee of the Company's Board of Directors:

Norman Axelrod (Chair) Harold Compton Karen Rose

April 24, 2007

2007 PROXY : 15 --

Executive Officers

        The executive officers of Maidenform Brands, Inc., and their ages and positions as of April 5, 2007, are:

Thomas J. Ward	60	Chief Executive Officer and Vice Chairman of the Board of Directors
Maurice S. Reznik	53	President
Dorvin D. Lively	48	Executive Vice President and Chief Financial Officer
Steven N. Masket	53	Executive Vice President, General Counsel and Secretary

        Thomas J. Ward is our Chief Executive Officer and Vice Chairman of the Board of Directors. See "Proposal One—Election of Directors—General" for a discussion of Mr. Ward's business experience.

        Maurice S. Reznik has been President since May 2004 and is responsible for marketing, merchandising, design and sales for both branded and private label products. From April 1998 to May 2004, Mr. Reznik was President of the Maidenform division of our predecessor company. In the 19 years prior to joining us, Mr. Reznik held various sales and management positions in the intimate apparel industry, most recently as President of Warner's Intimate Apparel Group, a division of Warnaco, Inc. from June 1994 to September 1997. Prior to that, Mr. Reznik also held a series of positions with VF Corporation and Sara Lee Corporation. Mr. Reznik received a B.A. in Economics from Queens College in New York City.

        Dorvin D. Lively has been our Chief Financial Officer and an Executive Vice President since November 2004. Prior to joining us, Mr. Lively served as Senior Vice President and Corporate Controller of Toys "R" Us, Inc. from January 2001 until October 2004. From October 1998 until January 2001, Mr. Lively was Senior Vice President and Corporate Controller of The Reader's Digest Association. Mr. Lively has also served as the Chief Financial Officer of Silverado Foods, Inc. and in a variety of financial management positions with PepsiCo, Inc. Mr. Lively is a certified public accountant who began his career with Arthur Andersen. Mr. Lively served as a Professional Accounting Fellow with the Financial Accounting Standards Board and is a member of the Arkansas and Oklahoma Society of Certified Public Accountants. Mr. Lively received a B.A. in Accounting from the University of Arkansas.

        Steven N. Masket has been our Executive Vice President, General Counsel and Secretary since 1995. Prior to that, Mr. Masket was General Counsel and Secretary since 1986. Prior to joining us as Assistant General Counsel in 1982, Mr. Masket practiced law in New York City for four years. Mr. Masket also served as an industry advisor to the textile program of the Commerce Department and United States Trade Representative's Office as well as a trustee of the UNITE-HERE National Retirement Fund. Mr. Masket received an A.B. in Religion from Vassar College and a J.D. from Columbia University School of Law.

-- 16 : MAIDENFORM BRANDS, INC.

Executive Compensation Tables

Summary Compensation Table

        The following table sets forth information with respect to the compensation of each of our executive officers (the "named executive officers") for services rendered in all capacities to us for the year ended December 30, 2006.

Name and Principal Position	Year	Salary ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Thomas J. Ward, Chief Executive Officer and Vice Chairman	2006	$551,714	$344,578	$703,750	$40,692	$18,283	$1,659,017
Dorvin D. Lively, Executive Vice President and Chief Financial Officer	2006	379,651	633,686	356,562	3,447	12,236	1,385,582
Maurice S. Reznik, President	2006	442,920	201,648	551,791	3,391	12,522	1,212,272
Steven N. Masket, Executive Vice President, General Counsel and Secretary	2006	257,922	71,173	161,421	39,678	12,522	542,716

(1)
The columns for "Stock Awards" and "Bonus" have been omitted because there is no compensation required to be reported in those columns.

(2)
The annual salary rate set by the Compensation Committee effective March 15, 2006 for each of the named executive officers was as follows:
a. Thomas J. Ward	$568,333
b. Dorvin D. Lively	$380,625
c. Maurice S. Reznik	$444,330
d. Steven N. Masket	$259,580
(3)
Amounts represent the expense recognized in our consolidated statements of operations for service-based options granted in 2004 and 2005, calculated in accordance with SFAS No. 123R which was allocated to service provided by our named executive officers in 2006. See Note 16 "Stock Option Plans," to our consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended December 30, 2006 for the assumptions made for valuing stock-based compensation under SFAS No. 123R. In calculating this amount, no estimate was made for potential forfeitures.

(4)
Amounts represent bonus earned pursuant to the 2005 Annual Performance Bonus Plan for the 2006 Fiscal Year, which were approved by the Compensation Committee and paid in March 2007.

(5)
The amounts are comprised entirely of changes between December 31, 2005 and December 31, 2006 in the actuarial present value of the accumulated pension benefits of each of the named executive officers. Our benefit plans operate in the same manner for all participants in each plan and there is no special formula for the Chief Executive Officer or any other named executive officer. Of our named executive officers, only Messrs. Ward and Masket have elected to participate in the supplemental benefit portion of the Maidenform, Inc. Retirement Plan, which is described under caption Maidenform, Inc. Retirement Plans. See Note 10 "Benefit Plans," to our consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended December 30, 2006 for the assumptions made in calculating the change in pension value.

2007 PROXY : 17 --

(6)
Amounts represent the value of perquisites and other personal benefits which are further detailed below.

Named Executive Officer	Car Service	Automobile Allowance	Company Matched 401(k) Contribution	Group Life Insurance	Total
Thomas J. Ward	$13,446	$—	$3,300	$1,537	$18,283
Dorvin D. Lively	—	8,400	3,300	536	12,236
Maurice S. Reznik	—	8,400	3,300	822	12,522
Steven N. Masket	—	8,400	3,300	822	12,522

Grants of Plan-Based Awards in 2006

        In 2006, grants were made to our named executive officers pursuant to the 2005 Annual Performance Bonus Plan. For a detailed description please see the section entitled Annual Performance Bonus in the Compensation Discussion and Analysis in this proxy statement.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)
Named Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Thomas J. Ward	4/3/2006	—	$564,807	$1,016,653
Dorvin D. Lively	4/3/2006	—	284,657	512,383
Maurice S. Reznik	4/3/2006	—	441,574	794,833
Steven N. Masket	4/3/2006	—	128,869	231,963

(1)
All the columns related to equity-based awards have been omitted as there were no such awards granted to any of our named executive officers in the 2006 Fiscal Year.

(2)
Amounts shown represent the threshold, target and maximum awards that could be earned by the named executive officer under our 2005 Annual Performance Bonus Plan. Actual performance bonus paid under the 2005 Annual Performance Bonus Plan for 2006 are quantified in the Summary Compensation Table in the "Non-Equity Incentive Plan Compensation" column.

-- 18 : MAIDENFORM BRANDS, INC.

Outstanding Equity Awards at December 30, 2006

	Option Awards(1)
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)		Vesting Date	Option Exercise Price($)	Option Expiration Date
Thomas J. Ward	217,529	—		—			$0.01	10/21/2012
	321,453	—		192,873		(4)	1.82	5/11/2014
	321,453	—		192,873		(4)	3.64	5/11/2014
	37,500	—		112,500		(5)	17.00	7/22/2012
Dorvin D. Lively	—	21,430	(2)	—			1.82	12/31/2007
	—	21,430	(2)	—			1.82	12/31/2008
	—	—		21,430	(3)	11/8/2007	1.82	12/31/2009
	—	—		21,431	(3)	11/8/2008	1.82	12/31/2010
	—	21,430	(2)	—			3.64	12/31/2007
	—	21,430	(2)	—			3.64	12/31/2008
	—	—		21,430	(3)	11/8/2007	3.64	12/31/2009
	—	—		21,431	(3)	11/8/2008	3.64	12/31/2010
	12,500	—		37,500		(5)	17.00	7/22/2012
Maurice S. Reznik	1,737	—		—			0.06	1/28/2012
	—	42,860	(2)	—			1.82	12/31/2007
	—	42,861	(2)	—			1.82	12/31/2008
	—	—		42,860	(3)	5/11/2007	1.82	12/31/2009
	—	—		42,861	(3)	5/11/2008	1.82	12/31/2010
	85,721	—		85,721		(6)	3.64	8/4/2014
	18,750	—		56,250		(5)	17.00	7/22/2012
Steven N. Masket	434	—		—			0.06	1/28/2012
	—	11,429	(2)	—			1.82	12/31/2007
	—	11,430	(2)	—			1.82	12/31/2008
	—	—		11,429	(3)	5/11/2007	1.82	12/31/2009
	—	—		11,430	(3)	5/11/2008	1.82	12/31/2010
	22,859	—		22,859		(6)	3.64	8/4/2014
	7,500	—		22,500		(5)	17.00	7/22/2012

(1)
The columns for "Stock Awards" have been omitted as there were no stock awards outstanding during the 2006 Fiscal Year.

(2)
These options are vested but considered discounted options subject to Internal Revenue Code (IRC) Section 409A, none of which were exercisable as of December 30, 2006. These discounted options were amended in 2006 to provide for triggering events to permit exercise, in compliance with IRC Section 409A.

(3)
These options are considered discounted options subject to Internal Revenue Code (IRC) Section 409A and were amended in 2006 to provide for triggering events to permit exercise, in compliance with IRC Section 409A. As amended, the fixed exercised period is the one year period ending upon their expiration date as indicated in this table.

(4)
The options vest 6.25% per fiscal quarter.

(5)
The options vest 25% on each of the first, second, third and fourth anniversaries of the grant date.

(6)
These options vest 25% on each of the first, second, third and fourth anniversaries of May 11, 2004.

2007 PROXY : 19 --

Stock Option Exercises in 2006

        The following table lists the number of shares acquired and the value realized as a result of stock option exercises by our named executive officers in 2006.

	Option Awards(1)
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)
Thomas J. Ward	100,000	$2,094,000
Dorvin D. Lively	—	—
Maurice S. Reznik	80,000	1,671,200
Steven N. Masket	20,000	417,800

(1)
The columns for "Stock Awards" have been omitted as there were no stock awards outstanding during the 2006 Fiscal Year.

(2)
Value realized on exercise is based on the fair market price of our common stock on the date of exercise less the exercise price, multiplied by the number of shares underlying the exercised options.

Pension Benefits

        The following table reflects the present value of benefits accrued by each of the named executive officers from the Maidenform, Inc. Retirement Plan.

Named Executive Officer	Number of Years Credited Service #	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Thomas J. Ward	6	$157,311	$—
Dorvin D. Lively	3	5,445	—
Maurice S. Reznik	9	19,432	—
Steven N. Masket	25	358,432	—

(1)
Generally compensation utilized for pension formula purposes includes salary and annual bonus not to exceed the ERISA maximum compensation. Amounts related to stock options are not included in the calculation of compensation for purposes of the pension benefit. Our pension plan operates in the same manner for all participants and there is no special formula for the Chief Executive Officer or any of the other named executive officers. Of our named executive officers, only Messrs Ward and Masket have elected to participate in the supplemental benefit portion of the Maidenform, Inc. Retirement Plan, which is described under caption Maidenform, Inc. Retirement Plans. The values reported in the "Present Value of Accumulated Benefit" column are theoretical and calculated and presented pursuant to SEC requirements and are based on assumptions used in preparing our audited financial statements for the year ended December 30, 2006. See Note 10 "Benefit Plans," to our consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended December 30, 2006 for the assumptions made in calculating the change in pension value.

-- 20 : MAIDENFORM BRANDS, INC.

Potential Payments Upon Termination or Change-In-Control

        As described in the Compensation Discussion and Analysis, upon voluntary termination and termination for cause, each of our named executive officers would receive benefits available generally to all employees of the Company. The tables below describe and quantify additional compensation that would become payable to certain of our executives in connection with an involuntary termination of their employment, death or disability, or a change in control of the Company on December 30, 2006. Where applicable, the amounts payable assume an $18.12 fair value of our common stock (the closing price on December 29, 2006).

Named Executive Officers	Benefit	Involuntary termination without cause or resignation with good reason	Death or disability	Change in control (without termination)	Involuntary termination without cause or resignation with good reason within one year of change in control
Thomas J. Ward	Cash payments	$2,756,773	$703,750	$—	$2,756,773
	Medical insurance	19,720	—	—	—
	Options vesting acceleration (1)	6,020,631	6,062,631	6,062,631	6,062,631
	Outplacement	—	—	—	—
Dorvin D. Lively	Cash payments	737,187	356,562	—	737,187
	Medical insurance	13,751	—	—	—
	Options vesting acceleration (1)	—	—	1,361,262	1,361,262
	Outplacement	—	—	—	—
Maurice S. Reznik	Cash payments	1,728,102	551,791	—	1,728,102
	Medical insurance	20,626	—	—	—
	Options vesting acceleration (1)	1,340,238	—	2,701,492	2,701,492
	Outplacement	18,000	—	—	—
Steven N. Masket	Cash payments	450,953	161,421	—	735,623
	Medical insurance	9,860	—	—	—
	Options vesting acceleration (1)	—	—	728,800	728,800
	Outplacement	—	—	—	—

(1)
Amounts represent the fair market value of our common stock on December 29, 2006 less the exercise price, multiplied by the number of shares underlying the options subject to accelerated vesting.

Long-Term Incentive Plans

        The Company has no long-term incentive plans other than its 2005 Stock Incentive Plan.

Report on Repricing of Options

        There were no adjustments or amendments to the exercise price of stock options previously awarded to any of the named executive officers during the last fiscal year.

2007 PROXY : 21 --

Employment Agreements with Named Executive Officers

Thomas J. Ward Employment Agreement

        In May 2004, our wholly owned subsidiary, Maidenform, Inc., entered into an employment agreement with Thomas J. Ward, our Chief Executive Officer. The agreement is for an initial term of four years and will be automatically renewed for successive periods of one year unless either we or Mr. Ward decide to terminate the agreement on one year's notice. The agreement provides that Mr. Ward will receive a base salary of not less than $500,000 per year and that Mr. Ward will be eligible to receive a bonus pursuant to our 2005 Annual Performance Bonus Plan. For each calendar year, Mr. Ward is eligible to receive a bonus of up to 140% of the base salary paid to Mr. Ward in such year based upon the achievement of certain predetermined criteria. For 2007, the Compensation Committee has adopted corporate bonus targets pursuant to the Company's 2005 Annual Bonus Plan that makes Mr. Ward eligible to receive a bonus of up to 225% of the base salary paid to Mr. Ward in such year based upon the achievement of certain predetermined criteria. Mr. Ward was granted an option to purchase 514,326 shares of our common stock at an exercise price of $1.82 per share and an option to purchase 514,326 shares of our common stock at an exercise price of $3.64 per share, each in accordance with the terms of our 2004 Stock Option Plan. These options vest and become exercisable in equal quarterly installments over a four year period for so long as Mr. Ward remains continuously employed by us, subject to 100% acceleration of vesting upon Mr. Ward's death or "disability," or upon a "change of control" (each as defined in the agreement). Mr. Ward is also entitled to participate in all benefit plans and programs available to our other senior executives, at a level commensurate with his position.

        If Mr. Ward's employment is terminated by us without "cause" or by Mr. Ward with "good reason" (each as defined in the agreement), subject to Mr. Ward's execution of a general release of claims, Mr. Ward will be entitled to:

  •
  receive a lump sum payment equal to two times the sum of his then current base salary plus his average annual bonus over the prior three calendar years;

  •
  accelerated vesting of all stock options that would have otherwise vested during the 24 months following the date of such termination of employment; and

  •
  continue to receive health coverage for himself and his eligible dependents, if he so elects, for a period of up to 18 months after such termination.

        The terms of the agreement provide that Mr. Ward cannot compete with us through his participation in any business in competition with any business conducted by us until two years after the termination of his employment with us. Additionally, during such two year period, Mr. Ward is prohibited from directly or indirectly soliciting any of our customers for the purpose of selling any products or services similar or comparable to our products and services. The agreement also prohibits Mr. Ward from attempting to influence any of our suppliers, customers or potential customers from terminating or modifying any of their agreements with us, or from attempting to influence any employee from terminating or modifying his employment with us. The agreement also contains proprietary information and confidentiality provisions.

Maurice S. Reznik Employment Agreement

        In June 2005, our wholly owned subsidiary, Maidenform, Inc., entered into an employment agreement with Maurice S. Reznik, our President, which supersedes Mr. Reznik's prior employment agreement, dated as of June 1, 1998. The agreement will be automatically renewed for successive periods of one year unless either we or Mr. Reznik decide to terminate the agreement on 120 days' notice. The agreement provides that Mr. Reznik will receive a base salary of not less than $430,000 per year and a bonus of up to 140% of the base salary paid to Mr. Reznik in each calendar year based upon the achievement of certain predetermined financial and non-financial performance criteria. For 2007, the Compensation Committee has adopted corporate bonus targets pursuant to the Company's 2005 Annual Bonus Plan that makes Mr. Reznik eligible to receive a bonus of up to 198% of the base salary paid to Mr. Reznik in such year

-- 22 : MAIDENFORM BRANDS, INC.

based upon the achievement of certain predetermined criteria. Mr. Reznik is also entitled to participate in all benefit plans and programs available to our other senior executives, at a level commensurate with his position.

        If Mr. Reznik's employment is terminated by us without "cause" or by Mr. Reznik with "good reason" (each as defined in the agreement), or if we elect not to extend the term of the agreement, subject to Mr. Reznik's execution of a general release of claims, Mr. Reznik will be entitled to:

  •
  a lump sum payment equal to 150% of his then current base salary, payable within 30 days of the effective date of his termination (or such later date as required under Section 409A of the Internal Revenue Code);

  •
  a lump sum payment equal to Mr. Reznik's average annual bonus over the three calendar years immediately preceding his termination of employment, payable within 30 days of the date of termination of employment or such later date as required under Section 409A of the Internal Revenue Code;

  •
  if Mr. Reznik (or his dependents) timely elect coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") we will pay the cost of such COBRA coverage in an amount equal to 100% of the monthly premium for such coverage for 18 months; and

  •
  we will provide Mr. Reznik with outplacement services, subject to limitations.

        With respect to stock options granted to Mr. Reznik prior to May 2005 that were unvested as of December 31, 2004, upon a termination of employment by us without "cause" or by Mr. Reznik for "good reason" or as a result of non-extension of the term of employment by us, unvested stock options that would have otherwise vested during the 12 months following the date of termination of Mr. Reznik's employment will become immediately vested. In the 2006 Fiscal Year, Mr. Reznik's stock options that are subject to Section 409A of the Internal Revenue Code were amended to be exercisable only at such times permitted under Section 409A and to otherwise comply therewith.

        Mr. Reznik is eligible to receive discretionary stock option grants under the 2005 Stock Incentive Plan. All options granted to Mr. Reznik under the 2005 Stock Incentive Plan will have an exercise price equal to the fair market value of our common stock on the grant date and will vest and become exercisable in equal annual installments over a four year period for so long as Mr. Reznik remains employed by us, subject to 100% acceleration of vesting upon a "change in control" (as defined under the plan). Upon a termination of employment by us without "cause" or by Mr. Reznik for "good reason" or as a result of non-extension of the term of employment by us, unvested stock options with respect to the number of shares that would have otherwise vested during the 12 months following the date of termination of Mr. Reznik's employment will become immediately vested.

        The terms of the agreement provide that Mr. Reznik cannot compete with us in any business activity directly competitive with our business until 18 months after the termination of his employment with us. In addition, during such period, Mr. Reznik is prohibited from directly or indirectly soliciting any of our customers. The agreement also prohibits Mr. Reznik from attempting to influence any of our suppliers, customers or potential customers from terminating or modifying any of their arrangements with us, or from attempting to influence any person from terminating or modifying his or her service relationship with us.

        The agreement also contains proprietary information and confidentiality provisions. Mr. Reznik also agreed to assign to us any intellectual property rights he may have in any developments or discoveries that he conceives, creates, make, develop, reduce to practice or acquire during the term of his employment.

Dorvin D. Lively Employment Agreement

        In October 2004, our wholly owned subsidiary, Maidenform, Inc., entered into an employment agreement with Dorvin D. Lively, our Executive Vice President and Chief Financial Officer. The agreement is for an initial term of one year, commencing on November 8, 2004, and will be automatically renewed for successive periods of one year unless either we or Mr. Lively decide to terminate the agreement on sixty days notice prior to the expiration of the then

2007 PROXY : 23 --

current term. The agreement provides that Mr. Lively will receive a base salary of not less than $350,000 per year and an initial bonus of $75,000. The agreement also provides that Mr. Lively shall be eligible to receive, pursuant to our 2005 Annual Performance Bonus Plan, a bonus of up to 105% of the base salary paid to Mr. Lively in each year during the term of his employment. For 2007, the Compensation Committee has adopted corporate bonus targets pursuant to the Company's 2005 Annual Bonus Plan that makes Mr. Lively eligible to receive a bonus of up to 144% of the base salary paid to Mr. Lively in such year based upon the achievement of certain predetermined criteria. The agreement provides that Mr. Lively shall receive a bonus of not less than $91,875 for calendar year 2004 and, if he is employed by us through December 31, 2005, he shall receive a bonus of not less than $220,500 for calendar year 2005. Mr. Lively was granted an option to purchase 85,721 shares of our common stock at an exercise price of $1.82 per share and an option to purchase 85,721 shares of our common stock at an exercise price of $3.64 per share, each in accordance with the terms of our 2004 Stock Option Plan. These options vest and become exercisable in four equal annual installments over a four year period so long as Mr. Lively remains continuously employed by us, subject to 100% acceleration of vesting upon a "change of control" (as defined in the agreement). In the 2006 Fiscal Year, Mr. Lively's stock options that are subject to Section 409A of the Internal Revenue Code were amended to be exercisable only at such times permitted under Section 409A and to otherwise comply therewith. Mr. Lively is also entitled to participate in all benefit plans and programs available to our other senior executives, at a level commensurate with his position.

        If Mr. Lively's employment is terminated by us without "cause" or by Mr. Lively with "good reason" (each as defined in the agreement) or if we fail to renew the term of the agreement then, subject to Mr. Lively's execution of a general release of claims, Mr. Lively will be entitled to:

  •
  receive a lump sum payment equal to the amount of his then current base salary; and

  •
  continue to receive health coverage for himself and his eligible dependents, if he so elects, for a period of up to twelve months after such termination, paid for by us.

        The terms of the agreement provide that Mr. Lively cannot compete with us through his participation in any business in competition with any business conducted by us until one year after the termination of his employment with us. Additionally, during such one year period, Mr. Lively is prohibited from directly or indirectly soliciting any of our customers for the purpose of selling any products or services similar or comparable to our products and services. The agreement also prohibits Mr. Lively from attempting to influence any of our suppliers, customers or potential customers from terminating or modifying any of their agreements with us, or from attempting to influence any employee from terminating or modifying his employment with us. The agreement also contains confidentiality provisions.

Steven N. Masket Employment Agreement

        In November 1999, our wholly owned subsidiary, Maidenform, Inc., entered into an employment agreement with Steven N. Masket, our Executive Vice President, General Counsel and Secretary. The term of the agreement extends one year from the date either we or Mr. Masket decide to terminate the agreement. The agreement provides that Mr. Masket will receive a base salary of not less than $200,000 per year. Mr. Masket is also entitled to participate in all benefit plans and programs available to our other senior executives, at a level commensurate with his position.

        If Mr. Masket's employment is terminated by us without "cause" or by Mr. Masket with "good reason" (each as defined in the agreement), Mr. Masket will be entitled to the greater of:

  •
  his then current base salary for the remaining term of the agreement, reduced by the amount of any earned income, if any, from other employment during such period; and

  •
  the severance pay to which he would otherwise be entitled to pursuant to any applicable severance pay plan, to be paid in accordance with our regular payroll practices.

        We are also obligated to pay 75% of the cost of COBRA continuation coverage for Mr. Masket and his eligible dependents for up to one year, to the extent Mr. Masket elects to receive such coverage.

-- 24 : MAIDENFORM BRANDS, INC.

        In the event of a "change in control event" (as defined in the agreement), if Mr. Masket's employment is terminated by us without "cause" or by Mr. Masket for "good reason" within one year after any such event, then, instead of the foregoing payments (other than payment of COBRA premiums, which Mr. Masket will continue to receive as described above), Mr. Masket will be entitled to receive an amount equal to all salary and benefits accrued to the date of termination and incentive payments pro rated to the date of termination plus the greater of:

  •
  his then current base salary for the remaining term of the agreement; and

  •
  an amount equal to the sum of one year's base salary, at the highest rate of base salary paid to Mr. Masket during the term of the agreement, plus the average of the incentive compensation payable to Mr. Masket for the two full calendar years preceding the calendar year in which the termination occurred.

        If Mr. Masket's employment is terminated by us for "cause" or voluntarily by Mr. Masket without "good reason," the terms of the agreement provide that Mr. Masket cannot, for a period of one year following the date of his termination:

  •
  engage in or participate in any business activity directly competitive with our business as conducted on the date of his termination;

  •
  have any interest or participation in any entity engaged in any business that is directly competitive with our business on the date of his termination, other than the ownership of no more than 5% of the outstanding securities of any class of any publicly-traded company;

  •
  solicit any of our customer for the purpose of selling any services which are substantially similar or comparable to the services we then offer;

  •
  influence or attempt to influence any supplier, customer or potential customer from terminating or modifying any written agreement or course of dealing with us;

  •
  influence or attempt to influence any employee from terminating or modifying his employment with us; and

  •
  employ, directly or indirectly, any person employed by us during the six month period preceding his date of termination.

        The agreement also contains confidentiality provisions. In the 2006 Fiscal Year, Mr. Masket's stock options that were granted prior to our initial public offering and are subject to Section 409A of the Internal Revenue Code were amended to be exercisable only at such times permitted under Section 409A and to otherwise comply therewith.

Compensation Committee Interlocks and Insider Participation

        From April 7, 2006 to the present, the members of our Compensation Committee have been Messrs. Axelrod (Chair) and Compton and Ms. Rose.

        From January 1, 2006 through April 6, 2006, the members of our Compensation Committee were Mr. Axelrod (Chair) and Ms. Rose.

        In the past fiscal year, no other individuals served on our Compensation Committee. None of our named executive officers currently serves, or in the past fiscal year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Maidenform, Inc. Retirement Plans

        We sponsor a defined benefit plan, the Maidenform, Inc. Retirement Plan, covering substantially all of our eligible employees, including the named executive officers, who are not covered by benefit plans through their union. This plan is the result of the merger of two separate defined benefit plans, effective April 14, 1999. As of that date, the Restated

2007 PROXY : 25 --

Replacement Maidenform, Inc. Retirement Plan (the "Replacement Plan") (the successor to the original Maidenform, Inc. retirement plan, adopted effective in 1955) merged into the NCC Industries, Inc. Defined Benefit Pension Plan (the "NCC Plan"), and the combined plan was renamed the Maidenform, Inc. Retirement Plan. After the merger, the Maidenform, Inc. Retirement Plan became responsible for payment of all vested benefits that were previously payable by the Replacement Plan and the NCC Plan.

        We have included in our consolidated balance sheet at December 30, 2006 a liability in the amount of $7.5 million related to the Maidenform, Inc. Retirement Plan. Separately, in accordance with the actuarial valuation of the plan, the minimum required contribution to be made in 2007 for the 2006 plan year is zero. Nevertheless, in order to preserve the existing credit balance and maintain funding within 90% of expected full funding needs, we intend to contribute approximately $1.9 million to our defined benefit plan in 2007.

        The Maidenform, Inc. Retirement Plan consists of a basic benefit and a supplemental benefit, as more fully described below.

Basic Benefit—Replacement Plan portion of Maidenform, Inc. Retirement Plan

        The basic non-contributory annual normal retirement benefit under the Replacement Plan portion of the Maidenform, Inc. Retirement Plan is determined as follows for employees employed on or after January 1, 1997: (i) 1.75% of the annual basic covered compensation (as described below) earned after 1983; (ii) 1.5% of the average annual basic covered compensation in 1983 and 1984 multiplied by the number of years of creditable service before 1984, and in the case of a participant who has no service before 1983, 1.5% of the annual basic covered compensation in 1983; plus (iii) 1% of the average annual covered compensation in 1983 and 1984 multiplied by years of prior service (service prior to 1955). Basic covered compensation is limited to $10,000 per year through 1987, $15,000 in 1988, $18,000 per year for 1989 through 1993, and $26,000 per year thereafter.

Supplemental Benefit—Replacement Plan portion of Maidenform, Inc. Retirement Plan

        The Supplemental Benefit portion of the Maidenform, Inc. Retirement Plan also provides supplemental benefits to participants who elect to make payroll deductions equal to 2% of supplemental compensation (as described below) in order to pay a portion of the supplemental benefits.

        Supplemental benefits are equal to the sum of: (i) 1.75% of supplemental compensation earned after 1988; (ii) 1.5% of supplemental compensation earned during 1985 through 1988; (iii) 1.5% of the average supplemental compensation in 1983 and 1984 multiplied by the number of years of creditable service before 1985 during which the participant was a member in the supplemental benefit portion of the plan, and in the case of a participant who had no service before 1983, 1.5% of the supplemental compensation in 1983 and 1984); and (iv) 0.5% of the average supplemental compensation in 1983 and 1984 multiplied by the total number of years of prior service (service prior to 1955). So long as a participant contributes to the supplemental benefit, the participant will earn a supplemental benefit until the earlier of: (1) retirement or other termination of employment; or (2) the date the number of years service equals or exceeds 40. Supplemental compensation means compensation in excess of basic covered compensation (as defined above), subject to the legal limits ($220,000 for 2006).

        Effective January 1, 2007, the Maidenform, Inc. Retirement Plan was frozen as to participation and benefit accrual.

Maidenform, Inc. Savings Plan

        We sponsor a defined contribution plan, the Maidenform, Inc. Savings Plan, covering substantially all of our eligible employees who are not covered by benefit plans through their union. Participants in this plan are permitted to contribute up to 20% of their compensation (subject to legal limits) to the plan on a pre-tax basis. Through December 31, 2006, we made a matching contribution on behalf of each participant in an amount equal to 50% of the first 3% of the participant's eligible compensation contributed to the plan as a deferral contribution, subject to our right to amend or terminate the plan. Effective January 1, 2007, this plan has been amended to provide for a safe harbor matching provision. As a result, we will make a safe harbor matching contribution on behalf of each participant in an amount equal to 100% of the first 3% of the participant's eligible compensation contributed to the plan and 50% of the next 2% of the participant's eligible compensation contributed to the plan.

-- 26 : MAIDENFORM BRANDS, INC.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

  Membership and Role of the Audit Committee

        The members of the Audit Committee are currently Mr. Compton and Mses. Eisenberg and Rose (Chair). Each member of the Audit Committee is independent, as independence is defined for purposes of Audit Committee membership by the listing standards of The New York Stock Exchange and the applicable rules and regulations of the SEC. The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements, including Maidenform's balance sheet, income statement and cash flow statement, as required by the NYSE rules. In addition, the Board has determined that Ms. Rose is a "financial expert" as defined by the SEC.

        The Audit Committee appoints our independent registered public accounting firm, subject to ratification by our stockholders, reviews the plan for and the results of the independent audit, approves the fees of our independent registered public accounting firm, reviews with management and the independent registered public accounting firm our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves transactions between Maidenform and its officers, directors and affiliates and performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. The Audit Committee charter is available in the "Investor Relations—Governance" section of our website.

  Review of the Company's Audited Consolidated Financial Statements for the 2006 Fiscal Year

        The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the 2006 Fiscal Year with the Company's management. The Audit Committee has separately discussed with PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm for the 2006 Fiscal Year, the matters required to be discussed by Statement on Auditing Standards No. 61 ("Communication with Audit Committees"), as amended, which includes, among other things, matters related to the conduct of the audit of the Company's consolidated financial statements.

        The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"), as amended, and the Audit Committee has discussed with PricewaterhouseCoopers LLP the independence of that firm from the Company.

  Conclusion

        Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the 2006 Fiscal Year for filing with the SEC.

        Submitted by the Audit Committee of the Company's Board of Directors:

Harold Compton Barbara Eisenberg Karen Rose (Chair)

April 24, 2007

        Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report, and reference to the independence of the Audit Committee members are not deemed filed with the SEC, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates such information by reference into a previous or future filing, or specifically requests that such information be treated as soliciting material, in each case under those statutes.

2007 PROXY : 27 --

PROPOSAL TWO—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 29, 2007, including each quarterly interim period, and the Board of Directors is asking the stockholders to ratify this appointment.

        Although stockholder ratification of the Audit Committee's appointment of PricewaterhouseCoopers LLP is not required, the Board of Directors considers it desirable for the stockholders to pass upon the selection of the independent registered public accounting firm. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

        Representatives from PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Fees Billed to the Company by PricewaterhouseCoopers LLP for Services Rendered during the Fiscal Years Ending December 30, 2006 and December 31, 2005

  Audit Fees

        An aggregate of $1,647,600 and $2,367,205 was billed for the fiscal years ending December 30, 2006 and December 31, 2005, respectively, for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly reviews, statutory audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with and review of documents filed with the SEC.

  Audit-Related Fees

        An aggregate of $0 and $48,100 was billed for the fiscal years ending December 30, 2006 and December 31, 2005, respectively, for assurance and related services related to accounting consultation and audits in connection with internal control reviews, and consultations concerning financial accounting and reporting standards.

  Tax Fees

        An aggregate of $361,104 and $240,963 was billed for the fiscal years ending December 30, 2006 and December 31, 2005, respectively, were related to tax compliance (review and preparation of corporate tax returns, review of the tax treatments for certain expenses). Other tax services included state and local tax planning and consultations with respect to various domestic and international tax matters.

  All Other Fees

        Other than a subscription for an accounting research service (Comperio), no fees were billed for the fiscal years ending December 30, 2006 and December 31, 2005 for services other than those described above.

Pre-Approval Policies and Procedures

        The Audit Committee pre-approves all audit and permissible non-audit services. Pursuant to the Company's Audit Committee Pre-Approval Policy, certain types of services up to a predetermined fee limitation have received general pre-approval. The Audit Committee authorized its Chair to pre-approve audit, audit-related, tax and non-audit services, provided that such approved service is reviewed with the full Audit Committee at its next meeting.

        As early as practicable in each fiscal year, the independent registered public accounting firm provides to the Audit Committee a schedule of the audit and other services that they expect to provide or may provide during the year. The

-- 28 : MAIDENFORM BRANDS, INC.

schedule is specific as to the nature of the proposed services, the proposed fees, and other details that the Audit Committee may request. The Audit Committee by resolution authorizes or declines the proposed services. Upon approval, this schedule serves as the budget for fees by specific activity or service for the year.

        A schedule of additional services proposed to be provided by the independent registered public accounting firm or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule is required to be specific as to the nature of the proposed service, the proposed fee, and other details that the Audit Committee may request. The Audit Committee intends by resolution to authorize or decline authorization for each proposed new service.

Required Vote

        The affirmative vote of the holders of a majority of the shares of Common Stock represented and voting at the Annual Meeting is required to ratify the Audit Committee's selection of PricewaterhouseCoopers LLP.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE AUDIT COMMITTEE'S SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 29, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of our Common Stock and their transactions in such Common Stock. Based solely upon a review of (i) the copies of Section 16(a) reports which Maidenform has received from such persons or entities for transactions in our Common Stock and their Common Stock holdings for the 2006 Fiscal Year, and (ii) the written representations received from one or more of such persons or entities that no annual Form 5 reports were required to be filed by them for the 2006 Fiscal Year, Maidenform believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and beneficial owners of more than 10% of its Common Stock, except that Harold F. Compton filed a Form 4 on July 31, 2006 reflecting the grant to him of options to purchase 36,574 shares of our Common Stock upon his election to the Board of Directors on April 6, 2006.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreement

        As a result of the exercise of demand and piggy-back registration rights by certain holders of our outstanding capital stock provided pursuant to the amended and restated stockholders' agreement, the Company filed an S-3 registration statement and paid certain costs related to the registration and sale of shares by Ares, Paribas North America, Inc. and certain members of management pursuant to a prospectus filed on November 20, 2006.

2007 PROXY : 29 --

ANNUAL REPORT/HOUSEHOLDING

        The Company filed an Annual Report on Form 10-K with the SEC on March 13, 2007. Stockholders may obtain a copy of this report, without charge, by writing to Felise Glantz Kissell, Vice President, Investor Relations, at the Company's principal executive offices located at 154 Avenue E, Bayonne, New Jersey 07002.

        A copy of the Company's Annual Report on Form 10-K for the 2006 Fiscal Year, including audited financial statements, is being mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

        In order to reduce printing and postage costs, only one Annual Report or Proxy Statement, as applicable, will be mailed to multiple stockholders sharing an address unless the Company receives contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one Proxy Statement, the Company will deliver promptly a separate copy of the Annual Report and the Proxy Statement to any stockholder who sends a written request to Felise Glantz Kissell, Vice President, Investor Relations, at the Company's principal executive offices located at 154 Avenue E, Bayonne, New Jersey 07002. If your household is receiving multiple copies of the Company's annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to Felise Glantz Kissell, Vice President, Investor Relations, at the Company's principal executive offices located at 154 Avenue E, Bayonne, New Jersey 07002.

OTHER MATTERS

        The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy Card to vote the shares they represent as such persons deem advisable. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy Card.

By Order of the Board of Directors
Steven N. Masket Executive Vice President, General Counsel and Secretary
Dated: April 24, 2007

-- 30 : MAIDENFORM BRANDS, INC.

REVOCABLE PROXY	MAIDENFORM BRANDS, INC. ANNUAL MEETING OF STOCKHOLDERS MAY 24, 2007	REVOCABLE PROXY

        The undersigned stockholder of Maidenform Brands, Inc. (the "Company") revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held May 24, 2007 and the Proxy Statement, and appoints Thomas J. Ward, Dorvin D. Lively and Steven N. Masket, and each of them, the Proxy of the undersigned, with full power of substitution and resubstitution, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company at 154 Avenue E, Bayonne, NJ 07002 (Tel #:201-436-9200), on Thursday, May 24, 2007 at 11:00 a.m. Eastern Daylight time (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below.

        The Board of Directors recommends a vote "FOR" Items 1 and 2.

Item 1.    TO ELECT SEVEN DIRECTORS TO SERVE UNTIL THE 2008 ANNUAL MEETING OF STOCKHOLDERS OR IN EACH CASE UNTIL SUCH DIRECTOR'S SUCCESSOR SHALL HAVE BEEN DULY ELECTED AND QUALIFIED; NOMINEES:

DAVID B. KAPLAN	THOMAS J. WARD	NORMAN AXELROD	HAROLD F. COMPTON
BARBARA EISENBERG	KAREN ROSE	ADAM L. STEIN

FOR ALL NOMINEES LISTED ABOVE (EXCEPT AS WRITTEN BELOW TO THE CONTRARY) ☐

Instruction: To withhold authority to vote for an individual nominee, write the nominee's name in the space provided at left.

WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED ABOVE ☐

Item 2.    TO RATIFY THE AUDIT COMMITTEE'S APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 29, 2007.

    ☐ FOR        ☐ AGAINST        ☐ ABSTAIN

Item 3.    In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the Annual Meeting and upon other matters as may properly come before the Annual Meeting.

(CONTINUED, AND TO BE DATED AND SIGNED, ON OTHER SIDE)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MAIDENFORM BRANDS, INC.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEES LISTED ON THE OTHER SIDE AND A VOTE FOR THE LISTED PROPOSAL. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE OTHER SIDE. IF NO SPECIFICATION IS MADE (INCLUDING NOT WITHHOLDING AUTHORITY TO VOTE FOR THE DIRECTOR NOMINEES), THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES LISTED ON THE OTHER SIDE AND FOR THE LISTED PROPOSAL.

Dated	, 2007
Signature of Stockholder
Signature of Stockholder, if held jointly
Please print the name(s) appearing on each share certificate(s) over which you have voting authority.
(JOINT OWNERS SHOULD EACH SIGN. PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEARS ON THE ENVELOPE IN WHICH THIS CARD WAS MAILED. WHEN SIGNING AS ATTORNEY, TRUSTEE, EXECUTOR, ADMINISTRATOR, GUARDIAN OR CORPORATE OFFICER, PLEASE SIGN UNDER FULL TITLE, CORPORATE OR ENTITY NAME).

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

QuickLinks

MATTERS TO BE CONSIDERED AT ANNUAL MEETING PROPOSAL ONE—ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
OWNERSHIP OF SECURITIES
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL TWO—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
ANNUAL REPORT/HOUSEHOLDING
OTHER MATTERS